Exhibit 99.1

COMPANY CONTACT: Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	INVESTOR CONTACT: Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100
For Immediate Release
SANTARUS ANNOUNCES LAUNCH OF PRESCRIPTION ZEGERID AUTHORIZED
GENERIC AND COMPANY RESTRUCTURING
SAN DIEGO (June 30, 2010) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced that pursuant to its distribution and supply agreement with Prasco, LLC, Prasco is commencing shipments of an authorized generic of prescription ZEGERID® (omeprazole/ sodium bicarbonate) Capsules in 20 mg and 40 mg dosage strengths in the U.S. under the Prasco label. ZEGERID is an immediate-release proton pump inhibitor (PPI) approved as a prescription product in the U.S. for the treatment of certain upper gastrointestinal diseases and disorders.
In connection with the anticipated launch of a competitor’s generic version of prescription ZEGERID Capsules, Santarus is ceasing promotion of ZEGERID prescription products effective immediately and is implementing a corporate restructuring, including a workforce reduction of approximately 37%, or approximately 120 employees, in its commercial organization and certain other operations. Santarus is also significantly reducing the number of contract sales representatives that it utilizes. Santarus expects to retain up to approximately 110 sales representatives, including a small number of contract sales representatives, to promote GLUMETZA® (metformin HCl extended release tablets), a product for the treatment of patients with type 2 diabetes.
“This is an extremely difficult decision for our company, but a necessary one in light of the anticipated launch of a generic version of ZEGERID,” said Gerald T. Proehl, president and chief executive officer. “I want to acknowledge the dedication and commitment of all of our employees, especially those whose positions have been eliminated, and sincerely thank them for their hard work and their contribution to the growth of Santarus.”
He added, “With this restructuring we have sized our commercial organization to support the promotion of GLUMETZA while we continue to advance our lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, through Phase III clinical development. We are also increasing our efforts to acquire or license additional specialty pharmaceutical products.”
Excluding non-cash charges associated with the modification of stock options, the company expects to record restructuring-related charges in the third quarter totaling approximately $7.4 million to $8.5 million. These charges include approximately $5.3 million to $6.0 million in one-time termination benefit costs, $2.0 million to $2.3 million in contract termination costs and $0.1 million to $0.2 million in other costs associated with the workforce reduction. Substantially all of these charges are expected to represent cash expenditures. The company also is offering to accelerate the vesting of stock options and extend the period for exercising vested stock options for affected employees and is unable to estimate these non-cash charges at this time. Santarus expects that selling and marketing expenses will be reduced by approximately $40 million annually beginning in the 2010 fourth quarter as a result of the corporate restructuring and workforce reduction.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists, endocrinologists and other physicians. The company’s current commercial efforts are focused on GLUMETZA® (metformin HCl extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in a Phase III clinical program for the induction of remission of mild or moderate active ulcerative colitis. Santarus began Phase III clinical testing of rifamycin SV MMX in patients with travelers’ diarrhea in the second quarter of 2010. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Forward-looking statements include statements regarding: Santarus’ expectations with respect to the planned restructuring, including the amount of charges to be incurred, the anticipated size of the workforce reduction and the planned size of Santarus’ sales force after the restructuring; Santarus’ plans to continue to promote GLUMETZA and pursue the clinical development of budesonide MMX and rifamycin SV MMX; and Santarus’ ability to identify and successfully in-license or acquire rights to other specialty pharmaceutical products. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the extent to which Prasco is able to successfully market and distribute its authorized generic version of ZEGERID and the potential to receive revenue under the distribution agreement; the amount and timing of estimated charges in connection with the corporate restructuring; the ability to reduce selling and marketing expenses and the amount of any such reduction; the scope and duration of the pending GLUMETZA 500 mg recall and any additional actions that the U. S. Food and Drug Administration may require Santarus or Santarus’ partner, Depomed, to take; whether budesonide MMX or rifamycin SV MMX will demonstrate the desired safety and efficacy profile to merit continued development; the difficulty in predicting the timing and outcome of an appeal of the trial court’s ruling in the ZEGERID patent litigation; whether any other companies will submit Abbreviated New Drug Applications for and/or launch generic versions of ZEGERID; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
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